Exhibit 99.1

Contact:	For news media – George Biechler, 610-774-5997
For financial analysts – Tim Paukovits, 610-774-4124

PPL to Sell its Natural Gas Distribution and Propane Businesses

ALLENTOWN, Pa. (March 6, 2008) -- PPL Corporation (NYSE: PPL) on Thursday (3/6) announced that it has signed a definitive agreement to sell its natural gas distribution subsidiary, PPL Gas Utilities Corporation, and propane subsidiary, Penn Fuel Propane, LLC, to UGI Utilities, Inc.
UGI Utilities has agreed to acquire these businesses for approximately $268 million in cash plus working capital, pursuant to a stock purchase agreement and following the receipt of necessary regulatory approvals. PPL expects the sale to close before the end of 2008.
These businesses represented about 1 percent of PPL’s overall earnings from ongoing operations in 2007. The gas utility serves about 76,000 natural gas distribution customers in 35 counties throughout Pennsylvania and a small area of Maryland. It operates about 3,800 miles of pipeline and owns underground gas storage capacity in three separate reservoirs in north-central Pennsylvania.
The propane subsidiary buys propane on a wholesale basis and stores, delivers and sells it to about 33,000 industrial, commercial and residential customers in Pennsylvania, Delaware, Maryland and West Virginia.
“These businesses have been operationally and financially successful, but their relative size and earnings contributions limited their strategic value to PPL’s future growth,” said William H. Spence, PPL’s executive vice president and chief operating officer. During 2007, PPL completed the sales of its Latin American electricity delivery businesses and its telecommunications operations.
“All of these steps position us to focus on growth opportunities in our core businesses of power generation, energy marketing and electricity delivery – bringing the most value to our shareowners,” Spence said.
Lehman Brothers, Inc. acted as exclusive financial advisor to PPL on this transaction.
UGI Corporation (NYSE: UGI) is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44 percent of AmeriGas Partners, L.P. (NYSE: APU), the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.
UGI Utilities, Inc. is a wholly owned subsidiary of UGI Corporation. UGI Utilities serves natural gas to approximately 478,000 customers in 28 Pennsylvania counties, including the cities of Allentown, Bethlehem, Easton, Harrisburg, Lancaster, Lebanon, Reading, Scranton, Wilkes-Barre and Williamsport. UGI Utilities delivers electricity to approximately 62,000 customers in two northeastern Pennsylvania counties near Wilkes-Barre.
PPL Corporation, headquartered in Allentown, Pa., controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 4 million customers in Pennsylvania and the United Kingdom. More information is available at www.pplweb.com.

#     #     #

Certain statements contained in this news release, including statements with respect to business disposition, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: receipt of necessary governmental and other approvals; volatility in capital markets; and disposition proceeds. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media Web site at www.pplnewsroom.com for additional news and background about PPL Corporation.